Via Email April 8, 2025

Mr. John Adent

Chief Executive Officer, Neogen Corporate

Dear John,

This letter agreement (the “Agreement”) confirms the mutually agreed terms of your continued employment by and termination of employment with Neogen Corporation (the “Company”).

1)
Continuation of Services
a)
CEO Period. You will continue to be employed as President and Chief Executive Officer of the Company from the date hereof until the effective date of the appointment of a new Chief Executive Officer of the Company by the Board of Directors of the Company (the “Board”) and will be deemed to automatically resign from your position on such date as designated by the Board. To the extent practicable, the Board shall provide you with not less than thirty (30) days’ notice of such new Chief Executive Officer commencing employment. During the period of your continued employment as President and Chief Executive Officer (the “CEO Period”), you will continue to perform all of your regular duties and your overall duties, responsibilities and reporting line will not change; provided, that you will reasonably assist and cooperate with the Board in its search for a new Chief Executive Officer.
b)
Transition Period. Following the CEO Period and through October 31, 2025 (the “Transition Period”) you will continue to be employed by the Company in the role of “Special Advisor” to the Board and to the Company’s new Chief Executive Officer. In such role you shall report solely and directly to the Board. Your duties as Special Advisor shall be to facilitate a smooth and orderly transition of the Chief Executive Officer position, as reasonably directed by the Board. You will be available to perform such transitional services, as and to the extent reasonably directed by the Board. You will not be an officer of the Company during the Transition Period, and you will not have the rights or obligations associated therewith, nor will the Company hold you out as such. You shall be permitted to perform your services during the Transition Period remotely and any required travel shall be at a travel class consistent with current class. During the Transition Period, the Company will continue to provide you with an office and part-time administrative assistance from your current administrative assistant. If a new Chief Executive Officer has not commenced employment as of the end of the scheduled Transition Period, you shall be permitted to resign your employment as Chief Executive Officer as of that date and there shall be no subsequent Transition Period without your written consent. During the CEO Period, you shall be permitted to join a second outside board of directors if such service does not conflict with your services hereunder in any material respect. During the Transition Period, you shall be permitted to engage in consulting and advisory work and join outside boards of directors if such service does not conflict with your services hereunder in any material respect.

c)
Termination. Your employment with the Company during the CEO Period and the Transition Period remains “at-will,” and your employment may be terminated at any time by you or the Company. Any such termination shall continue to be subject to the terms of your Severance Letter Agreement with the Company, dated January 19, 2024 (your “Severance Letter”). You agree that none of the matters contemplated by this Agreement shall constitute the basis of a claim by you for Good Reason to terminate your employment under the Severance Letter or under any other Company plan or agreement; provided, that, (a) other prongs of Good Reason in the Severance Letter shall continue to be applicable during the CEO Period ; and (b) during the Transition Period, Good Reason shall mean a material breach by the Company of its obligations under this Agreement that is not cured by the Company under the procedures set forth in the Severance Letter (as applicable for purposes hereof, “Good Reason”). At the expiration of the Transition Period on (or the expiration of the CEO Period if the Transition Period has not then commenced) October 31, 2025 (the “Separation Date”), your employment will automatically terminate, and you will be entitled to the severance payments described in Section 3 below, subject to the terms of this Agreement. The Company shall continue to honor its obligations under this Agreement in the event of any termination of your employment by the Company without Cause or by you with Good Reason prior to the Separation Date as if your employment had continued through the scheduled Separation Date.
d)
Services as Director. You will continue to serve as a member of the Board until the effective date of the appointment of a new Chief Executive Officer of the Company by the Board, and on such date, you will be deemed to automatically resign as a member of the Board. On such date, you will also be deemed to have automatically resigned as a member of the board of directors of any of the Company’s affiliates.
2)
Compensation and Benefits
a)
Base Pay; Employee Benefits. During the CEO Period and the Transition Period, you will continue to receive the same base salary (paid in accordance with the Company’s regular payroll practices) that you currently receive and you will continue to participate in employee benefit plans of the Company that you participated in as of the effective date of this Agreement, as in effect from time to time and subject to applicable eligibility requirements and other plan terms; provided, that, notwithstanding anything to the contrary in any Company plans or programs, during the CEO Period and the Transition Period, you shall be entitled to take up to four (4) weeks’ vacation.
b)
Annual Bonus. You will remain entitled to payment of your annual bonus for fiscal year 2025 (the “2025 Bonus”) in the amount determined by the Compensation and Talent Management Committee of the Board pursuant to the terms of the Company’s Incentive Compensation Plan; provided, that, no negative discretion shall be applied to the 2025 Bonus except to the extent applied to executive officers generally. You will also be eligible to earn a pro-rata annual bonus for fiscal year 2026 (the “2026 Bonus”), with a target bonus opportunity equal to 100% of your base salary, in the amount determined by the Compensation and Talent Management Committee of the Board pursuant to the terms of the Company’s Incentive Compensation Plan, limited to applicable corporate financial performance measures to be established for the full fiscal year, with any payment amount prorated based on the number of days from the start of the 2026 fiscal year through the Separation Date. Such determination shall be made on the same basis as applied to other senior executives generally, including any exercise of negative discretion. The 2025 Bonus and 2026 Bonus, if any, will be payable to you following the end of the applicable fiscal year, at the time such bonuses are paid to senior executives of the Company generally. You will be eligible to receive your 2025 Bonus and 2026 Bonus unless you voluntarily resign your employment without Good Reason, or your employment is terminated by the Company for Cause under your Severance Letter, prior to the earlier of the applicable bonus payment date or the Separation Date. For the avoidance of doubt, in the event your employment terminates as a result of a termination by the Company without Cause, by you with Good Reason or as a result of your death or disability, you (or your beneficiaries or estate, as applicable) shall be paid the 2025 Bonus and 2026 Bonus as if your employment had continued through the scheduled Separation Date. No portion of the 2025 Bonus or 2026 Bonus will be subject to deferral under any plans or policies of the Company except to the extent subject to an irrevocable deferral election in effect as of the date hereof, and any previously deferred amount shall be paid to you at the earliest opportunity permissible under Section 409A.
c)
Equity Compensation. All of your outstanding equity incentive awards under the Company’s 2018 Omnibus Incentive Plan and 2023 Omnibus Incentive Plan (the “Equity Awards”) will continue to be governed by and treated in accordance with the terms of the applicable plan documents and award agreements evidencing such awards. Your continued services under this Agreement as an employee of the Company will continue to be credited as service for all purposes thereof through the Separation Date, and you will be credited with such service unless you voluntarily resign your employment (other than with Good Reason) or your employment is terminated by the Company for Cause under your Severance Letter prior to the Separation Date. Any Equity Awards that are not vested as of such date will be forfeited. Any stock option awards that are vested as of the Separation Date will remain exercisable for a period of three (3) years following the Separation Date, or if earlier, the full-term expiration of the stock option award. You will not be eligible for any grants of new equity awards following the date of this Agreement. For the avoidance of doubt, in the event your employment hereunder terminates as a result of a termination by the Company without Cause, by you with Good Reason or as a result of your death or disability, you (or your beneficiaries or estate, as applicable) shall be treated for purposes of the Equity Awards (including, for the avoidance of doubt, the treatment specified in this Section 2(c) and for purposes of satisfying any time-based vesting conditions of any unvested Equity Awards) as if you had remained employed through the scheduled Separation Date.
d)
Indemnification and D&O Insurance. You shall continue to be covered under the Company’s indemnification (and expense advancement) policies and agreements for actions and inactions through the Separation Date and under the Company’s D&O insurance policies for actions and inactions while serving as Chief Executive Officer or a Board member, with applicable tail periods being in effect, as and to the extent provided under such indemnification policies and agreements and insurance policies.

3)
Severance Benefits
a)
Separation Date. Unless earlier terminated as provided herein, your employment with the Company will automatically terminate on the Separation Date. Such termination will constitute a termination by the Company “without Cause” for purposes of your Severance Letter, and you will be entitled to the severance payments thereunder as described below. Such termination shall also be the date of your “separation of service” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) and your awards outstanding under the Company’s equity incentive plans and other benefit plans.
b)
Severance Benefits. In consideration of your acceptance of this Agreement, and subject to your meeting in all material respects your obligations under this Agreement (including the Severance Letter as described below) (provided, that the Company shall provide you written notice of any alleged failure and not less than fifteen (15) days to cure), in full satisfaction of any and all rights you may have under the Severance Letter:
i)
The Company will pay you two (2.0) times your current annual base salary of $810,000 for twelve (12) months following the Separation Date (the “Severance Period”), payable in equal installments on its regular payroll dates, subject to all required tax withholding, with the total payments equal to $1,620,000;
ii)
The Company will pay you an amount equal your 2025 target annual bonus amount of $810,000, which will be payable in a lump sum with the first severance benefit payment under clause (i) above, subject to all required tax withholding; and
iii)
The Company will pay the premiums to continue your COBRA benefit premiums until the earlier of (i) the end of the Severance Period or (ii) the date on which you become eligible for other health benefits.
c)
Conditions; Restrictive Covenants. Your rights to the severance payments described above shall be subject to all of the terms and conditions of the Severance Letter, which is incorporated herein by reference, including without limitation your obligations to refrain from “Detrimental Activity” as described therein, your non-disparagement obligation, and your obligation to sign and honor the Release of Claims as described below. You agree to continue to honor in all material respects the terms set forth in your Non-Disclosure, Non-Competition, Non-Solicitation and Property Assignment Agreement, dated July 3, 2017 (the “RCA”), which is hereby incorporated by reference to this Agreement, and agree that all post-employment restriction periods set forth in such agreement and in the Severance Letter shall commence on the Separation Date; provided, however, that, for the avoidance of doubt, Section 3 of the RCA shall not apply to you following the Separation Date except as specifically provided therein. You shall be permitted to disclose any applicable restrictive covenants to prospective employers or business partners. The Company shall provide you with written notice of any alleged failure to honor the above obligations and not less than fifteen (15) days to cure.
d)
Release of Claims. In consideration of the Company’s obligations under this Agreement, and as required by the Severance Letter, you agree to execute and not to revoke the release of claims in the form attached as Exhibit A to this Agreement following the Separation Date within the time specified therein. The execution and non-revocation of the Release of Claims is a condition to the receipt of the severance payments provided under this

Agreement, which will commence following the expiration of the revocation period as provided therein. The Company acknowledges that it is not as of the date hereof aware of any actions or omissions by you which would give rise to a claim by the Company against you as of the date hereof or of any actions which could constitute Cause or Detrimental Activity (as defined in the Severance Agreement).
e)
No Further Compensation or Benefits. Unless earlier terminated as provided herein, your active participation in all employee benefit plans and programs of the Company will terminate as of the Separation Date in accordance with the terms of such plans and programs. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, benefits or severance on or after the Separation Date, with the exception of any vested right you may have under the express terms of the Company’s compensation or employee benefits plans or programs.
f)
Section 409A. This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A and shall be construed consistently with that intent. In the event you and the Company in good faith agree that this Agreement is not in compliance with Section 409A, the parties shall cooperate reasonably to attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the economic intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
g)
Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and replaces all prior and contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters; it being understood that the Severance Letter and all other agreements incorporated herein by reference shall remain in effect in accordance with their terms. This Agreement may not be amended unless agreed to in a signed writing by you and an authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State or Michigan, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
h)
Legal Fees. The Company shall reimburse you (or pay directly) for reasonable legal fees incurred in connection with the negotiation of this Agreement in an amount up to $30,000.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return it to the Company.

Sincerely,

Neogen Corporation

By: /s/ Kevin Burke
Name: Kevin Burke

Title: Chief Human Resources Officer

Accepted and Agreed:

 /s/ John Adent
Name: John Adent

Date: April 8, 2025

Exhibit A

Release and Waiver Agreement

Agreement and General Release (“Agreement”), by and between John Adent (“Executive” and referred to herein as “you”) and Neogen Corporation, a Michigan corporation (the “Company”).

I, John Adent, in consideration of certain payments and benefits to be provided to me by Neogen Corporation (the “Company”) under that letter agreement dated April 8, 2025 (the “Agreement”), which are conditioned on my signing this Release and Waiver Agreement, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors, and assigns, and all others connected with or claiming through me, hereby release and forever discharge as of the date hereof the Company, its parent entity, subsidiaries, and affiliates, and all of their present and former directors, officers, members, managers, agents, employees, employee benefit plans, attorneys, consultants, predecessors, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, based on events through the date hereof, which I now have or ever have had against the Released Parties, or any of them, including but not limited to those in any way related to, connected with or arising out of my employment and/or other relationship with the Company, the termination of such employment and/or other relationship, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state, common or local law, regulation, or other requirement (collectively, the “Claims”), and I hereby waive all such Claims.

I understand that any payments to be paid to me under the Agreement represent, in part, consideration for signing this Release and Waiver Agreement and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this Release and Waiver Agreement and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

I represent that I have made no assignment or transfer of any released Claims.

In signing this Release and Waiver Agreement, I acknowledge and intend that it will be effective as a bar to each and every one of the Claims hereinabove mentioned or implied, and I covenant not to sue or initiate any legal proceeding regarding any released Claims. I expressly consent that this General Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other

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Claims hereinabove mentioned or implied. I further agree that I am not aware of any pending charge or complaint regarding any released Claims as of the execution of this Release and Waiver Agreement.

Notwithstanding the foregoing, this Release and Waiver Agreement does not release: (a) claims for vested benefits pursuant to any Company employee welfare or benefit plan; (b) claims that may arise for indemnification and/or for coverage under any directors and officers insurance policy that the Company may maintain from time to time; (c) rights as to equity interests that have vested by their express terms and are not otherwise forfeited pursuant to their terms or any applicable plans and rights as a Company stockholder ; and/or (d) claims that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding except pursuant to a whistleblower program (including but not limited to the whistleblower program maintained by the Securities and Exchange Commission) or where my right to receive such a monetary benefit is otherwise not waivable by law.

I agree that neither this Release and Waiver Agreement, nor the furnishing of the consideration for this General Release, will be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

I agree that I remain bound by, and will fully comply with, any post-employment confidentiality and/or restrictive covenant obligations in favor of the Company or its Affiliates, including but not limited to those set forth in the Non-Disclosure, Non-Competition, Non-Solicitation and Property Assignment Agreement executed by me.

I have complied with my obligation to return the Company’s property and documents, without retaining copies of such Company materials.

Neither I nor the Company and/or the Released Parties will publicly defame, disparage, criticize, or otherwise speak negatively regarding the other party or its products, including through any media, social media, Facebook, Twitter, or similar mechanism. The foregoing restrictions will not apply with respect to any legally compelled testimony or any truthful communications with government agencies in the course of an investigation.

Whenever possible, each provision of this Release and Waiver Agreement will be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release and Waiver Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release and Waiver Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS RELEASE AND WAIVER AGEEMENT, I REPRESENT AND AGREE THAT:

I HAVE READ IT CAREFULLY;

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;

I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN AND AM HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON APRIL 8, 2025, TO CONSIDER IT AND ANY CHANGES MADE SINCE THE APRIL 8, 2025, VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED REVIEW PERIOD;

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[Signature page follows]

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If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return it to the Company.

EXECUTIVE

/s/ John Adent
John Adent

NEOGEN CORPORATION

By: /s/ Kevin Burke

Name: Kevin Burke

Title: Chief Human Resources Officer